Executive Change-in-Control Agreement
This Executive Change-in-Control Agreement is made, entered into, and is effective this ____ day of ____________, 2010, by and between Hooper Holmes, Inc., a New York corporation, having its principal place of business at 170 Mt. Airy Road, Basking Ridge, New Jersey 07920 (the “Company”) and ______________________ (the “Executive”).
Whereas, the Executive is currently employed by the Company; and
Whereas, the Executive possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel, and operations; and
Whereas, the Company is desirous of assuring, insofar as possible, that it will continue to have the benefit of the Executive's services and the Executive is desirous of having such assurances; and
Whereas, the Company recognizes that circumstances may arise in which a Change in Control (as defined in Article 1 of this Agreement) occurs, thereby causing uncertainty of employment without regard to the Executive's competence or past contributions. Such uncertainty may result in the loss of the valuable services of the Executive to the detriment of the Company and its shareholders; and
Whereas, the Executive will be in a better position to consider the Company's best interests if the Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any Change in Control;
Now, Therefore, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Change in Control.
A “Change in Control” shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)
Any person (other than (i) the Company or any subsidiary of the Company, (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company, or (iii) an employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company, representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; provided, however, that no crossing of such 35% threshold shall be a "Change in Control" if it is caused (A) solely as a result of an acquisition by the Company of its voting securities or (B) solely as a result of an acquisition of the Company's voting securities directly from the Company, in either case until such time thereafter as such person acquires additional voting securities other than directly from the Company and, after giving effect to such transaction, such person owns 35% or more of the then outstanding common stock or voting power of the Company;

(b)
Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Board”; such individuals being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “'34 Act”) relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(c)
A merger, consolidation, reorganization or share exchange, or sale of all or substantially all of the assets, of the Company, unless, immediately following such transaction, all of the following shall apply: (A) all or substantially all of the beneficial owners of the Company immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company's assets, either directly or through one or more subsidiaries) (the "Successor Entity"), (B) no person will be the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the then outstanding voting securities of the Successor Entity, and (C) at least a majority of the members of the board of directors of the Successor Entity will be Incumbent Directors.

(d)	All terms used in this Section 1 shall be interpreted in a manner consistent with the '34 Act.

2.	Termination of Employment Following a Change in Control.

(a)
Triggering Event. If, following a Change in Control, a Triggering Event occurs, the Executive will be entitled to the compensation and benefits described in Sections 3(a)-(c) below. For the purposes of this Agreement, a “Triggering Event” means a termination of the Executive's employment with the Company at any time prior to the end of the twelve (12) month period following the Change in Control (such period of time being referred to as the “Employment Period”), unless (i) such termination is by reason of the Executive's Total Disability or death, (ii) the Company terminates the Executive's employment with the Company for Cause, or (iii) the Executive terminates his employment with the Company for other than Good Reason.

(b)	Cause. For purposes of this Agreement, the termination of the Executive's employment with the Company shall be deemed to be for “Cause” only in the event of:

(i)	A felony or crime of moral turpitude by the Executive;

(ii)	An act of fraud, embezzlement, misappropriation of assets, dishonesty or disloyalty by the Executive;

(iii)
The Executive's failure to substantially perform his or her duties as such duties exist at the time of a Change in Control (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company, specifically identifying the manner in which the Executive has not substantially performed his or her duties, and the Executive does not cure such failure within thirty (30) days of such demand;

(iv)	The Executive's material breach of this Agreement or any other agreement between the Executive and the Company;

(v)
The Executive's deliberate and persistent disregard of the Company's polices or procedures, after a written demand for compliance with the Company's policies or procedures is delivered to the Executive by the Company, specifically identifying the manner in which the Executive has not complied with the Company's policies or procedures, and the Executive does not cure such noncompliance within thirty (30) days of such demand;

(vi)	Any act by the Executive which brings material adverse publicity to the Company; or

(vii)	An act, or failure to act, which constitutes gross negligence or a material breach of any fiduciary duty owed by the Executive to the Company.

Any determination of Cause under this Agreement shall be made by resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a regular meeting of the Board or a special meeting called and held for that purpose. The Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard before such vote is taken by the Board. The Executive's employment shall not be terminated for Cause if the Board determines that the Executive's act or failure to act was done in good faith and with reasonable belief that the act or failure to act was in the best interest of the Company.

(c)	Good Reason. For purposes of this Agreement, the Executive's termination of his employment with the Company shall be deemed to be for “Good Reason” if for any of the following reasons:

(i)	A material diminution in the Executive's authorities, duties, and/or responsibilities;

(ii)	A material diminution in the budget over which the Executive retains authority, unless the diminution is a result of a company-wide diminution in total budget;

(iii)
A material diminution in the Executive's base salary, or unless the diminution is a result of a Company-wide diminution in the annual cash bonuses, target incentive awards, and/or benefits of all similarly situated employees as the Executive, a material diminution in the Executive's annual cash bonus, target incentive award, and/or benefits, including health, retirement and fringe;

(iv)	The failure by the Company to pay the Executive any amount of his salary, bonus or other compensation when due and payable;

(v)
A change in the Executive's principal place of employment; such that the Executive's commuting distance as of the date of this Agreement, or as of the Termination Date, whichever is longer, increases by more than fifty miles;

(vi)	The failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement, in accordance with the terms of Section 5(a) of this Agreement; or

(vii)	A material breach by the Company of any the terms and conditions of this Agreement

(d)
Total Disability. For the purposes of this Agreement, the term “Total Disability” means any physical or mental incapacity as a result of which the Executive is unable to perform substantially all of the Executive's essential duties for an aggregate of four (4) months, whether or not consecutive, during any calendar year, and which cannot be reasonably accommodated by the Company without undue hardship. An Executive cannot be terminated for Total Disability unless the Company has delivered a written demand for substantial performance to the Executive, specifically identifying the manner in which the Executive has not substantially performed his or her duties, and the Executive does not cure such failure within thirty (30) days of such demand.

(e)
Notice of Termination. Any termination by the Company or by the Executive under this Agreement shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which shall indicate (i) the specific termination provision in this Agreement relied upon to terminate the Executive's employment, (ii) the facts and circumstances, in reasonable detail, claimed to provide a basis for termination of employment under the provision so indicated, and (iii) the date that the Executive separates from service as defined under Section 409A of the Internal Revenue Code (the “Code”) from the Company or any affiliate.

(f)
Termination Date. As used in this Agreement, “Termination Date” means (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment terminates for any other reason, the date specified in the Notice of Termination, which will be the date the Executive “separates from service” as defined under Section 409A of the Code from the Company or any affiliate.

If the Executive terminates his or her employment for Good Reason, then the date specified by the Executive in the Notice of Termination (i.e., the date the Executive ceases to provide services to the Company or affiliates) shall be at least thirty (30) days after the date of the notice. Executive must give the Company written notice in accordance with Section 6 of the Agreement, of any Good Reason termination of employment. Such notice must be given within 60 days following Executive's knowledge of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance and must specify which of the Good Reason circumstances Executive is relying on, the particular action(s) or inaction(s) giving rise to such circumstance, and the date that Executive intends to separate from service, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), which shall be no earlier than thirty (30) days following the date of the Company's receipt of the notice. Executive's termination shall not be deemed a Good Reason termination of employment if (i) within 30 days of the Company's receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or (ii) Executive's termination of employment does not occur within 60 days after the end of the 30 day period provided to the Company to remedy the circumstances giving rise to the notice.

3.	Benefits Payable Upon Termination.
Triggering Event. Subject to Sections 4(a) and 9, if, following a Change in Control, a Triggering Event occurs, the Company will provide the compensation and benefits set forth in (a), (b), and (c) to the Executive:

(a)	Lump Sum Payment. The Company shall pay the Executive a lump sum cash amount equal to the sum of:

(i) two times the Executive's base salary at the time of the occurrence of the Change in Control;
(ii) the cash equivalent of any unused vacation that Executive has accrued or is otherwise currently entitled to, prorated on a per diem basis in accordance with the Executive's base salary at the time of the occurrence of the Change in Control;
(iii) two times the Executive's annual bonus, if any, paid to the Executive with respect to the Company's most recently completed fiscal year preceding the fiscal year in which the Termination Date occurs; provided, however, that if no annual bonus was paid with respect to the most recently completed fiscal year, then the Executive shall receive two times the Executive's most recent annual bonus, if any, paid with respect to any of the Company's three fiscal years immediately preceding the Termination Date;
(iv) the amount of any annual bonus (or portion thereof) for the calendar year in which the Termination Date occurs, prorated on a per diem basis from the beginning of the calendar year to the Termination Date; and
(v) all other amounts payable to the Executive as of the Termination Date (other than retirement benefits and other deferred compensation, if any, which shall be paid pursuant to applicable terms, conditions and provisions), to the extent unpaid as of the Termination Date.
Under Section 9(b) hereof, the portion of the lump sum payment under this Section 3(a) that is not exempt from Section 409A shall be paid on the first of the seventh month after the Executive's Termination Date (or, if earlier, on the date the Executive dies after meeting the other conditions for payment). Any portion exempt from Section 409A shall be paid to Executive no earlier than the Termination Date, on or before the 30th day after the Termination Date (or, if later, the end of the seven-day period during which the Executive may revoke his consent to providing a Release, in accordance with Section 4(a) hereof); provided, however, that any amount payable in accordance with Section 3(a)(iv) hereof will be paid during the 2 ½ month period between the beginning of the fiscal year following the fiscal year in which the Termination Date occurs (i.e., between the following January 1 and March 15 for fiscal years ending December 31).

(b)
Medical and Dental Benefits. The Company, at its sole cost and expense, will continue for the Executive and the Executive's eligible dependents, all Company-sponsored or provided medical, dental, vision, and prescription drug, plans, programs and arrangements that provide for medical or dental benefits, whether group or individual, in which the Executive was entitled to participate at any time during the twelve (12)-month period prior to the Termination Date, until the later to occur of (i) the last day of the Employment Period or (ii) the six (6) - month anniversary of the Termination Date; provided, however, that payment of benefits shall terminate upon the Executive's death (other than benefits payable to the Executive's beneficiaries). In the event that the Executive's participation in any such plan, program or arrangement of the Company is prohibited, the Company will arrange to provide the Executive with benefits substantially similar to those which the Executive would have been entitled to receive under such plan, program or arrangement, for such period. The Company shall make the payments necessary to continue such benefits on the Company's customary payment date for such payments (whether to the Executive or to a third party, as applicable).

(c)
Company Automobile. The Company will continue to provide the Executive with the use of his or her Company automobile, if any, under the terms available to the Executive on the Termination Date, until the earlier to occur of (i) the expiration of the applicable automobile lease or (ii) the last day of the Employment Period. The Company will make such payments at the times as are necessary to continue the benefit and in accordance with the terms of the applicable lease.

To the extent the medical benefits or automobile lease payments described in subsections (b) and (c) above are not exempt from Section 409A of the Code, during the 6-month period described in Section 9(b), the Executive will pay such expenses and be reimbursed at the end of the 6-month period in accordance with Section 9(b).
Total Disability or Death. If, following a Change in Control, the Executive's employment with the Company terminates as a result of his Total Disability or death, the Company will provide to the Executive or the Executive's estate, as the case may be,
(i) the Executive's base salary at the time of the Executive's Total Disability or death that is unpaid at his Termination Date, through the Termination Date;
(ii) the Executive's annual bonus for the fiscal year prior to which the Executive suffered a Total Disability or died, prorated on a per diem basis from the beginning of the fiscal year in which the Terminate Date occurs through the Termination Date; and
(iii) any other benefits to which the Executive is/was entitled but have yet to be paid.
Payments of amounts due in connection with a termination of the Executive's employment with the Company s a result of the Executive's Total Disability or death will be made at the same time as specified for lump sum payments under Section 3(a) above, except that the annual bonus with respect to the fiscal year of termination will be paid during the 2 ½ month period between the beginning of the fiscal year following the fiscal year in which the Termination Date occurs and the 15th day of the third month following the fiscal year in which the Termination Date occurs (i.e., between the following January 1 and March 15 for fiscal years ending December 31).

In addition, all Company-sponsored or provided medical, dental, vision, and prescription drug, plans, programs and arrangements, whether group or individual, in which the Executive and the Executive's eligible dependants participated in as of the Termination Date shall be continued, at the Company's sole expense and cost, for a period of six (6) months from the Termination Date. In the event that the Executive's participation in any such plan, program or arrangement of the Company is prohibited, the Company will arrange to provide the Executive with benefits substantially similar to those which the Executive would have been entitled to receive under such plan, program or arrangement, for such period. To the extent the medical payments described herein are not exempt from Section 409A of the Code, during the 6-month period described in Section 9(b), the Executive will pay such expenses and be reimbursed at the end of the 6-month period in accordance with Section 9(b). The Company shall make the payments necessary to continue such benefits on the Company's customary payment date for such payments (whether to the Executive or to a third party, as applicable).
Company's Termination of Executive's Employment with the Company for Cause or Executive's Termination of Employment with the Company for other than for Good Reason. If, following a Change of Control, the Company terminates the Executive's employment with the Company for Cause or the Executive terminates his employment with the Company other than for Good Reason, the Company's only obligation to the Executive will be to pay the Executive's base salary (as of the date of such termination) that is unpaid on the Termination Date, through the Termination Date.

4.	Covenants of Executive.

(a)
Release of Claims. The Company's payment and other obligations set forth in Section 3(a)-(c) of the Agreement shall be subject to the Executive's executing and delivering to the Company a written release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment with the Company or the termination thereof (the “Release”), substantially in the form attached hereto. Such release must be executed no later than thirty (30) days after the Termination Date. The Company will not be obligated to perform its obligations under Section 3(a)-(c) until the Executive submits the executed Release, and then only if the Executive does not revoke his consent to the Release for a period of seven (7) days following the Executive's execution of the Release.

(b)
Non-Solicitation of Company Employees. For a period of two (2) years after the Termination Date, the Executive will not solicit (i) any employee of the Company to discontinue that person's employment relationship with the Company, (ii) any independent contractor to the Company to terminate that person's contractual relationship with the Company, or (iii) any customer of the Company to terminate its business relationship with the Company.

(c)
Confidentiality. The Executive agrees to maintain for the benefit of the Company all secret or confidential information, knowledge or data (“Confidential Information”) relating to the Company and its businesses, disclosed to the Executive or known, learned, created or observed by the Executive as a consequence of or through employment by the Company, which information is not generally known in the relevant trade or industry, about the Company's business activities, services and processes, including, but not limited to, information concerning the Company's contracts, marketing strategies, management policies, data bases, government relations, regulatory compliance, manuals, publicity, research, finances, accounting, trade secrets, business plans, client or supplier lists and records, potential client or supplier lists, and client and supplier billing. The Executive acknowledges that the Confidential Information is confidential to and a valuable asset of the Company and is proprietary to and includes trade secrets of the Company, and is an integral part of the goodwill of the Company.

Notwithstanding anything to the contrary contained in this Agreement, the restrictions on the Executive's disclosure and use of the Confidential Information shall not apply to: (i) information, processes or techniques which are or become generally known, other than through disclosure (whether deliberate or inadvertent) by the Executive; (ii) disclosure of Confidential Information in judicial or administrative proceedings to the extent the Executive is legally compelled to disclose such information, provided that the Executive shall have used his or her best efforts and shall have afforded the Company the opportunity to obtain an appropriate protective order or other assurance reasonably satisfactory to the Company of confidential treatment for the information required to be so disclosed; or (iii) information that was or becomes available to the Executive on a non-confidential basis from a third party that is not, to the Executive's knowledge after due inquiry, either bound by a confidentiality agreement with the Company or otherwise prohibited from transferring the information to the Executive.

(d)
Construction. If one or more of the provisions in Section 4 of this Agreement is for any reason held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable by law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(e)
Injunctive Relief. In addition to any other remedies that may be available at law, the Executive understands that any breach of the terms of Section 4 of this Agreement will result in irreparable injury to the Company, such as to entitle the Company to equitable relief, including, but not limited to, injunctive relief or the specific enforcement of this Agreement, as is appropriate.

5.	Successors and Assigns.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

(a)
Company Successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had given notice of termination for Good Reason as of the day immediately before such succession became effective and had specified that day in the notice of termination. As used in this Agreement, the “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

(b)
Executive's Successor. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives and successors in interest under this Agreement.

6.	Notice.
Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or reputable overnight courier service, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to Chairperson of the Compensation Committee, or to such other address as either party may designate by notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

7.	Miscellaneous.

(a)
No Waiver. No term or condition of this Agreement may be waived in whole or in part unless by the party against whom enforcement of the modification or waiver is sought agrees in writing to such modification or waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(b)	Section Headings. Section headings are only for convenience of reference and do not affect the meaning of any provision of this Agreement.

(c)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.	Employment Status.
This Agreement is not, and nothing herein shall be deemed to create, an employment contract between the Executive and the Company or change the Executive's employment-at-will status. The Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time the Executive's compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Executive (or for the Executive voluntarily to resign) prior to a Change in Control.

9.	Section 409A Compliance.
(a)    Intent to comply; interpretation. Payments under this Agreement are intended to comply with Section 409A of the Code and this Agreement shall be interpreted to comply with Section 409A.
(b)    Six-month delay for certain “specified employees.” Because Executive is a “specified employee” as defined under Section 409A of the Code, Section 409A(a)(2)(B)(i) of the Code requires a 6-month delay for any payments that are not exempt from Section 409A and that are payable upon termination of employment. Therefore, any such payments shall be made no earlier than the first day of the seventh month following the date of Executive's separation from service or, if earlier, the date the Executive dies after his separation from service.

10.	Tax Matters.
(a)    Withholdings. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.
(b)    Section 280G (golden parachutes). The Company, or a public accounting firm or other entity chosen by the Company, shall determine if any payments made pursuant to this Agreement, any supplement to this Agreement, or any other payment received or deemed to be received by Executive from the Company or any of its subsidiaries and affiliates, or from any pension, welfare or other compensation plan sponsored by the Company or its affiliates, is or will become subject to any excise tax under Section 4999 of the Code, or any similar tax payable under any federal or state, local or other law (“Excise Taxes”). If it is determined that any payment is or will become subject to any Excise Taxes, then the Company or its designate shall determine if the payment of the Excise Taxes, in addition to any federal, state, local or other income, excise or other taxes (“Other Taxes”) payable by the Executive with respect to the payments to be received, will cause the Executive to pay an amount of Excise and Other Taxes such that the net payment the Executive will receive after payment of all Excise and Other Taxes on such payment is less than what he would receive if the payment he would receive was reduced to the maximum amount payable without imposition of any Excise Taxes (“Economic Detriment”). If it is determined that the Executive will incur an Economic Detriment as the result of the receipt of payments under this Agreement, the payment to the Executive under this Agreement shall be reduced to the maximum possible payment that can be paid to the Executive without his incurring any Excise Taxes. If any payments are reduced under this Section 10(b), they shall be payments that would cause the Executive to incur an Economic Detriment as described above and shall come from first, any lump sum payments due to the Executive other than the annual bonus payable for the fiscal year of termination under Section 3(a)(iv) or 3(ii) in the case of Total Disability or death, next, from the bonus payable for the fiscal year of termination under Section 3(a)(iv), followed by any automobile reimbursement and then by any medical payments due to the Executive.

11.	Non-assignability.

This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Article 5 hereof. Without limiting the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive's will or by the laws of intestacy, and in the event of any attempted assignment or transfer contrary to this Article 10, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

12.	Mediation/Arbitration.
With the exception of the covenants of the Executive set forth in Section 4 of this Agreement, the parties shall endeavor to resolve any dispute arising out of, or relating to, this Agreement by mediation under the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure for Business Disputes. Unless the parties agree otherwise, the mediator will be selected from the CPR Panel of Neutrals with notification to CPR. Any controversy or claim arising out of or relating to this contract or the breach, termination or validity thereof, which remains unresolved forty-five (45) days after appointment of a mediator, shall be settled by arbitration by a sole arbitrator in accordance with the CPR Non-administered Arbitration Rules, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

13.	Governing Law.
This Agreement shall be governed by applicable federal law and the internal law of the State of New Jersey without reference to its choice of law rules or to any other rule of any jurisdiction that would cause the application of rules other than the jurisdiction of the State of New Jersey.

14.	Entire Agreement.
This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, understandings and representations, whether oral or written, relating to the subject matter hereof.

15.	term; Termination of agreement.
Subject to the terms of the next sentence, the term of this Agreement shall commence on the date first set forth above and shall end on ___________; provided, however, that the Agreement shall continue in effect for successive periods of one year thereafter unless either the Company or the Executive gives written notice of intent to terminate the Agreement at least six (6) months prior to the expiration of the then-current term of the Agreement.  This Agreement shall automatically terminate if, before a Change in Control occurs, either the Company terminates the Executive's employment or the Executive terminates his employment with the Company, in either case for any reason.  For purposes of this Agreement, a termination of the Executive's employment shall be deemed to have occurred when the Executive ceases active employment with the Company, even if the Executive remains on the Company's payroll as an inactive employee.  The termination of this Agreement will not affect the obligation of the Company to make payments or provide benefits to which the Executive became entitled before such termination.

16.	Counterparts.
This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

In Witness Whereof, the Company and the Executive have executed and delivered this Agreement as of the date first above written.

Hooper Holmes, Inc.

By: ____________________
Name:
Title:

Executive

________________________
Name: